UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                     FORM 15

                           --------------------------

      Certification and Notice of Termination of Registration under Section
          12(g) of the Securities Exchange Act of 1934 or Suspension of
             Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                                                 Commission File Number: 1-12641

                                RDO EQUIPMENT CO.
             (Exact name of registrant as specified in its charter)

                           2829 UNIVERSITY DRIVE SOUTH
                            FARGO, NORTH DAKOTA 58103
                                 (701) 297-4288
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [X]     Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii) [ ]
              Rule 12g-4(a)(2)(ii) [ ]     Rule 15d-6           [ ]
              Rule 12h-3(b)(1)(i)  [X]

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934, RDO Equipment Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 10, 2003                  RDO EQUIPMENT CO.

                                     By:    /s/ Ronald D. Offutt
                                            ------------------------------------
                                     Name:  Ronald D. Offutt
                                     Title: Chairman and Chief Executive Officer